BLUEMOUNT INTERNATIONAL INC.

1880 Post Road, Scarsdale, New York 10583

Telephone: (718) 627-4800

____________________________________________________________

August 6, 2026

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Re: Bluemount International Inc. - Offering Statement on Form 1-A - Undertakings

Ladies and Gentlemen:

In connection with the offering statement on Form 1-A (the "Offering Statement") filed by Bluemount International Inc. (the "Company") with the United States Securities and Exchange Commission (the "Commission") under Regulation A promulgated pursuant to Section 3(b) of the Securities Act of 1933, as amended (the "Securities Act"), the Company hereby undertakes as follows:

1. To file, during any period in which offers or sales are being made, a post-qualification amendment to the Offering Statement to include any financial statements required by Part F/S of Form 1-A at the time of qualification of the post-qualification amendment, and to reflect in the offering circular any facts or events arising after the qualification date of the Offering Statement, or the most recent post-qualification amendment thereto, which, individually or in the aggregate, represent a fundamental change in the information set forth in the Offering Statement, and to include any material information with respect to the plan of distribution not previously disclosed in the Offering Statement or any material change to such information.

2. That, for the purpose of determining liability under the Securities Act to any purchaser, each post-qualification amendment shall be deemed to be a new offering statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To treat each offering circular filed pursuant to Rule 253(g) of Regulation A as part of and included in the Offering Statement as of the date it is first used after qualification, and to deliver a final offering circular to purchasers in accordance with Rule 251(d)(2) and Rule 253 of Regulation A.

4. To file, following qualification of the Offering Statement, the ongoing reports required by Rule 257(b) of Regulation A for a Tier 2 offering, including annual reports on Form 1-K, semiannual reports on Form 1-SA, current reports on Form 1-U, and, if and when applicable, an exit report on Form 1-Z, in each case within the periods prescribed by Rule 257.

5. To comply with the conditions, limitations and requirements of Regulation A applicable to a Tier 2 offering, including the aggregate offering limitation of Rule 251(a)(2), the investment limitation applicable to non-accredited investors under Rule 251(d)(2)(i)(C), the solicitation of interest and communication requirements of Rule 255, and the eligibility requirements of Rule 251(b).

6. That neither the Company nor any person identified in Rule 262(a) of Regulation A is subject to any disqualifying event described in Rule 262(a), and that the Company will not sell securities pursuant to the Offering Statement if any such disqualifying event occurs, unless the Company has obtained a waiver pursuant to Rule 262(b)(2) or Rule 262(d) applies.

7. To remove from qualification, by means of a post-qualification amendment or other filing permitted by the rules and regulations of the Commission, any of the securities being offered which remain unsold at the termination of the offering, and to file a Form 1-Z with respect thereto to the extent required by Rule 257(d).

The undersigned officer of the Company has executed this letter on behalf of the Company, duly authorized to do so.

Very truly yours,

BLUEMOUNT INTERNATIONAL INC.

__________________________________________

Name: David Daniel Thorpe

Title: Chief Executive Officer and Chief Financial Officer